As filed with the Securities And Exchange Commission on September 25, 2002

REGISTRATION NO. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENETRONICS BIOMEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	33-0969592

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11199 SORRENTO VALLEY ROAD
SAN DIEGO, CALIFORNIA 92121-1334
(858) 597-6006

(Address, Zip Code and Telephone
Number of Principal Executive Offices)

2000 STOCK OPTION PLAN

(Full title of the plan)

Avtar Dhillon
President, Chief Executive Officer
11199 Sorrento Valley Road
San Diego, California 92121-1334

(Name, address and telephone number of agent for service)

COPY TO:

Douglas J. Rein, Esq.
Gray Cary Ware & Freidenrich LLP
4365 Executive Drive, Suite 1100
San Diego, Ca 92121-2133
Telephone: (858) 677-1400
Facsimile: (858) 677-1477

     This registration statement shall become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price per	aggregate offering	Registration
to be registered(1)	registered(2)	share(3)	price(3)	Fee

Common Stock, $0.001 par value	2,600,000	$0.15	$390,000	$36

(1)	The securities to be registered include options to acquire Common Stock.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457( c ) of the Securities Act of 1993, as amended, based on the average of the high and low prices of the Company’s Common Stock on September 23, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by Genetronics Biomedical Corporation (the “Company”) are incorporated by reference in this Registration Statement:

     a. our latest annual report on Form 10-K for the transition period ended December 31, 2001;

     b. our quarterly report on Form 10-Q for the quarter ended March 31, 2002;

     c. our quarterly report on Form 10-Q for the quarter ended June 30, 2002;

     d. our Form 8-K filed February 22, 2002 (as amended by Amendment No. 1 to Form 8-K filed on March 12, 2002 and Amendment No. 2 to Form 8-K filed on March 25, 2002);

     e. our Form 8-K filed March 22, 2002 (as amended by Amendment No. 1 to Form 8-K filed March 28, 2002);

     f. our Form 8-K filed May 24, 2002;

     g. our Form 8-K filed June 14, 2002;

     h. our Form 8-K filed August 19, 2002; and

     i. the description of the Company’s common stock contained in our Form S-4 filed March 14, 2001.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered pursuant to this Registration Statement have been sold or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

     The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

     Inapplicable.

Item 6. Indemnification of Directors and Officers

     Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit.

     As permitted by the statute, we have adopted provisions in our Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of our directors to us and to our stockholders for monetary damages for breach or alleged breach of the duty of care.

     Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

     Our Bylaws provide for indemnification (to the full extent permitted by the Delaware General Corporation Law) of directors, officers, employees and other agents of the Company against all expenses, liability and loss (including attorney’s fees, judgment, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, the Bylaws or any agreement with us) reasonably incurred or suffered by such person in connection therewith, subject to certain provisions. Our Bylaws also empower us to maintain directors and officers liability insurance coverage and to enter into indemnification agreements with our directors, officers, employees or agents.

     These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption From Registration Claimed

     Inapplicable.

Item 8. Exhibits

     See Exhibit Index.

Item 9. Undertakings

     (a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 25, 2002.

Genetronics Biomedical Corporation

By:	/s/ Avtar Dhillon

Avtar Dhillon President and Chief Executive Officer

POWER OF ATTORNEY

     The officers and directors of Genetronics Biomedical Corporation whose signatures appear below, hereby constitute and appoint Avtar Dhillon and Peter Kies, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their, her or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 25, 2002.

Signature	Title

/s/ Avtar Dhillon Avtar Dhillon	President, Chief Executive Officer (Principal Executive Officer) and Director

/s/ Peter D. Kies Peter D. Kies	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ James L. Heppell James L. Heppell	Director

/s/ Felix Theeuwes Felix Theeuwes	Director

/s/ Tazdin Esmail Tazdin Esmail	Director

EXHIBIT INDEX

Ex.#	Description

4.1*	Certificate of Incorporation
4.2**	Bylaws, as amended
4.3***	Shareholder Rights Agreement, dated June 30, 1997 by and between the Company and Montreal Trust Company of Canada, as amended on August 27, 1997
5.1	Opinion and Consent of Gray Cary Ware & Freidenrich LLP
23.1	Consent of Ernst & Young LLP (San Diego, United States), Independent Auditors
23.2	Consent of Ernst & Young LLP (Vancouver, Canada), Independent Auditors
24.1	Power of Attorney (See Signature Page)

*	Incorporated by reference from the Form S-4 (333-56978) filed on April 5, 2001.

**	Incorporated by reference from the Form 10-Q for the period ended September 30, 2001.

***	Filed as an exhibit to Company’s Form S-1 (333-76738) and incorporated by reference herein.